Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan of GoHealth, Inc. of our reports dated March 16, 2022, with respect to the consolidated financial statements of GoHealth, Inc. and the effectiveness of internal control over financial reporting of GoHealth, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 23, 2022